Exhibit 1
March 23, 2009

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of Denison Mines Corp. (“Denison”) will be held at the Design Exchange, 234 Bay Street, Toronto-Dominion Centre, Toronto, Ontario on Thursday, April 30, 2009 at 10:30 a.m. (Toronto Time) for the purposes of the following:
(a)	to receive the financial statements of Denison for the year ended December 31, 2008, together with the auditor’s report thereon;
(b)	to appoint auditors for the ensuing year and to authorize the directors to fix the remuneration of the auditor;

(c)	to elect the directors for the ensuing year; and

(d)	to transact such other business as may properly come before the Meeting.
The Management Proxy Circular, a form of proxy and a copy of the 2008 Annual Report, including the audited financial statements for the year ended December 31, 2008 (the “Annual Report”), accompany this notice of Meeting. The Annual Report does not accompany this notice for U.S. shareholders, but is available on Denison’s website at www.denisonmines.com or by request. See “Additional Information” in the Circular.
If you are not able to be present at the Meeting, please exercise your right to vote by signing and returning the enclosed form of proxy to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Canada, M5J 2Y1 so as to arrive no later than 5:00 p.m. (Toronto Time) on April 28, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

Andre Desautels
Vice President, General Counsel and Corporate
Secretary
Toronto, Canada
March 23, 2009